Exhibit 5.1

June 17, 2009

Atlas Pipeline Partners, L.P.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA 15108

Ladies and Gentlemen:

We have acted as counsel to Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Atlas”), in connection with the preparation and filing of a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Registration Statement”), and the Prospectus of even date herewith contained therein (the “Prospectus”), with respect to the registration, offer and sale by the selling unitholders named in the Prospectus of up to 348,620 common units representing limited partner interests of Atlas (the “Common Units”). In connection therewith, you have requested our opinion as to certain matters referred to below.

In our capacity as such counsel, we have familiarized ourselves with the actions taken by Atlas in connection with the registration of the Common Units. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement and the Prospectus, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

1. Atlas is a limited partnership which has been duly formed, is validly existing and is in good standing under the Delaware Revised Uniform Limited Partnership Act.

2. When sold as set forth in the Registration Statement and the Prospectus, the Common Units will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We consent to the reference to this opinion and to Ledgewood in the Prospectus, and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LEDGEWOOD

LEDGEWOOD

a professional corporation